Exhibit 99.2

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel: (8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add: beijing@tongshang.com Website: www.tongshang.com.cn

March 17, 2009

Changyou.Com Limited

East Tower, Jing Yan Building,

No. 29 Shijingshan Road,

Shijingshan District

Beijing 100043

People’s Republic of China

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Changyou.Com Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on March 17, 2009, relating to the offering by the Company and certain selling shareholders of the Company a certain number of American Depositary Receipts (“ADRs”), each of which represents two Class A ordinary shares, par value US$0.01 per share, of the Company and (ii) the Company’s proposed listing of its ADRs on the Nasdaq Global Market.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

The following terms as used in this opinion are defined as follows:

“AmazGame” means Beijing AmazGame Age Internet Technology Co., Ltd.

“Changyou HK” means Changyou.com (HK) Limited.

“Changyou VIE Agreements” means the agreements described under the caption “Our Corporate Structure” in the section “Our History and Corporate Structure” in the Prospectuses which are listed in Schedule I.

“Gamease” means Beijing Gamease Age Digital Technology Co., Ltd.

“Governmental Agency” means any national, provincial or local government agency, body or any other regulator in the PRC.

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Government Agencies.

“Group Companies” means the Company, Changyou HK and PRC Group Companies.

“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), results of operations, shareholder equity or business prospects of the Company, its subsidiaries and variable interest company, taken as a whole.

“PRC Group Companies” means AmazGame and Gamease.

“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations, and subordinary legislations of the PRC.

“Prospectuses” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Reorganization Agreements” means the agreements described under the caption “Our Carve-Out from Sohu” in the section “Our History and Corporate Structure” in the Prospectuses which are listed in Schedule II.

Based on the foregoing, we are of the opinion that:

1.	AmazGame has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with limited liability under the PRC Laws and its business license is in full force and effect. The total registered capital of AmazGame is US$ 10,000,000, of which Changyou HK has contributed US$ 5,000,000, the amount that is required to be paid to date in accordance with the relevant PRC Laws and its articles of association. All of the equity interests in AmazGame are legally owned by Changyou HK, and are, to the best of our knowledge after due inquiry, free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. All Government Authorizations required under PRC Laws for the ownership by Changyou HK of its equity interests in AmazGame have been duly obtained. The articles of association of AmazGame comply with the requirements of applicable PRC Laws and are in full force and effect.

2.	Gamease has been duly incorporated and is validly existing as a limited liability company under the PRC Laws and its business license is in full force and effect. The total registered capital of Gamease is RMB 10,000,000, all of which has been fully paid in accordance with the relevant PRC Laws and its articles of association. All of the equity interests in Gamease are legally owned as to 60% by Wang Tao and as to 40% by Wang Yaobin, and, to the best of our knowledge after due inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right except for the pledges and options on the equity interests of Gamease under the Changyou VIE Agreements, which are described in the Prospectuses. All Government Authorizations required under PRC Laws for the ownership by Wang Tao and Wang Yaobin of their respective equity interests in Gamease have been duly obtained. The articles of association; the articles of association of Gamease comply with the requirements of applicable PRC Laws and are in full force and effect.

3.

Except as described in the Prospectuses, each of the PRC Group Companies has full corporate right, power and authority and has all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Governmental Agencies to own, lease, license and use its properties, assets and conduct its business in the manner described in the Prospectuses and such Governmental Authorizations contain no burdensome restrictions or conditions. Nothing has come to our attention that makes us to reasonably believe that any regulatory body is considering modifying, suspending or revoking, or not renewing, any such Governmental Authorizations. Except as disclosed in the Prospectuses, each of the PRC Group Companies conducts its business in accordance with, and is not in violation of, its articles of association, business license, Governmental Authorizations or any PRC Laws to which it is subject or by which it is bound.

4.	The ownership structure of the PRC Group Companies as set forth in the Prospectuses complies with current PRC Laws. The transactions conducted in the PRC involving the PRC Group Companies or the shareholders of Gamease relating to the establishment of such ownership structure as described in the Section “Our History and Corporate Structure” in the Prospectuses comply with current PRC Laws. Except as described in the Prospectuses, to the best of our knowledge after due inquiry, no consent, approval or license other than those already obtained is required under the existing PRC Laws for the establishment of such ownership structures.

5.	Each of the PRC Group Companies and the shareholders of Gamease has the legal right and full power and authority to enter into and perform its obligations under each of the Changyou VIE Agreements to which it is a party. Each of the PRC Group Companies has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the Changyou VIE Agreements to which it is a party; and each of the Changyou VIE Agreements is, and all the Changyou VIE Agreements taken as a whole are, valid and legally binding to each party of such agreements under the PRC Laws, and enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.

Each of the Changyou VIE Agreements does not and the execution and delivery thereof by the PRC Group Companies and the shareholders of Gamease, the performance by each of the PRC Group Companies and the shareholders of Gamease of its obligations thereunder, and the consummation by each of the PRC Group Companies and the shareholders of Gamease of the transactions contemplated therein, will not (A) to the best of our knowledge after due inquiry, conflict with or result in a material breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which any of the PRC Group Companies or the shareholders of Gamease is a party or by which or to which any of such entities or individuals, or their respective properties or assets, is bound or subject; (B) result in any violation of the provisions of its articles of association or business license or any Governmental Authorization, as applicable; or (C) result in any violation of any PRC Laws. No Governmental Authorizations are required to be obtained for the performance by any of the parties thereto of their obligations or for the transactions contemplated under the Changyou VIE Agreements (except for the equity interest purchase right agreements and equity pledge agreements, which are disclosed in the Prospectuses) other than those already obtained.

7.	Each of the Reorganization Agreements was duly authorized, executed and delivered by the PRC Group Companies, constitutes legal, valid and binding obligations of the PRC Group Companies, and is enforceable against each PRC Group Company in accordance with its terms. All required filings and registrations in respect of the Reorganization Agreements with any Governmental Agency have been performed to ensure their legality, validity or enforceability to the PRC Group Companies. Each of the Reorganization Agreements does not, and the execution and delivery thereof by the PRC Group Companies, or the performance by each PRC Group Company of its obligations thereunder, or the consummation by each PRC Group Company of the transactions contemplated therein, will not (A) to the best of our knowledge after due inquiry, conflict with or result in a material breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which any PRC Group Company is a party or by which or to which any of the PRC Group Companies or their respective properties or assets is bound or subject; (B) result in any violation of the provisions of the PRC Group Companies’ articles of association or business license or any Governmental Authorization; or (C) result in any violation of any PRC Laws.

8.	Each lease agreement listed in Schedule III to which any PRC Group Company is a party is duly executed and legally binding on such PRC Group Company. To the best of our knowledge after due inquiry, none of the PRC Group Companies owns any real property of any kind in the PRC.

9.	To the best of our knowledge after due inquiry, each of PRC Group Companies owns or possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all intellectual property that are material to the operation of any PRC Group Company and are as currently used or as currently contemplated to be used by the PRC Group Company, in each case, as described in the Prospectuses.

10.	Each of the license agreements between Louis Cha and Gamease or Beijing Fire Fox Digital Technology Co., Ltd. (“Fire Fox”) (including supplements and extensions of such agreements) is valid and enforceable during the terms of such licenses. Under PRC Laws, such license agreements afforded Fire Fox and/or Gamease, as the case may be, full legal right and power to develop, improve and operate the Tian Long Ba Bu (“TLBB”) and Duke of Mount Deer (“DMD”) online games during the periods that Fire Fox and/or Gamease were conducting such activities in the manner as disclosed in the Prospectuses, and will continue to afford Gamease full legal right and power to develop, improve and operate TLBB and DMD until the expiry of their respective license terms under such license agreements. To the best of our knowledge after due inquiry, neither Fire Fox nor Gamease has violated or is violating any copyrights of Louis Cha under PRC Laws or any terms of the contracts Fire Fox or Gamease has entered into with Louis Cha.

11.	Other than potential withholding of PRC taxes on holders of the ADSs who are non-residents of the PRC in respect of (A) any payments, dividends or other distributions made on the ADSs or (B) gains made on sales of the ADSs between non-residents of the PRC consummated outside the PRC, which have been accurately described in the Prospectuses in all material respects, there are no other PRC income tax or other taxes or duties applicable to such ADS holders unless the holder thereof is subject to such taxes in respect of the ADSs by reason of being connected with the PRC other than by reason only of the holding of the ADSs or receiving payments in connection therewith as described in the Prospectuses.

12.	Except as disclosed in the Prospectuses, all dividends and other distributions declared and payable upon the interests in AmazGame in accordance with its articles of associations and the PRC Laws may be converted into foreign currency that may be freely transferred out of the PRC subject to certain procedures, and may be so paid without the necessity of obtaining any PRC Government Authorizations, except such as have been obtained.

13.	To the best of our knowledge after due inquiry, there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which any of the Group Companies is a party or of which any property of any Group Company is the subject which, if determined adversely to such Group Company, would individually or in the aggregate have a Material Adverse Effect.

14.	As a matter of PRC Laws, none of the Group Companies, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

15.	All matters of PRC Laws material to the ownership and operations of the Group Companies and their respective businesses are accurately disclosed in the Prospectuses in all material respects. The statements in the Prospectuses under “Summary”, “Risk Factors”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Our History and Corporate Structure”, “Our Relationship with Sohu”, “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Regulations”, “Related Party Transactions” and “Taxation” to the extent that they constitute matters of PRC Laws or summaries of legal matters of the PRC or legal conclusions in respect of the PRC Laws, or summarize the terms and provisions of the agreements governed by PRC Laws, are correct and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

16.	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006. The New M&A Rule purports, among other things to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rule and other PRC Laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. Based on our understanding of current PRC Laws, we believe that CSRC approval is not required in the context of this offering, because (A) AmazGame was incorporated by a foreign owned enterprise, and there was no acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the New M&A Rule; and (B) there is no provision in the New M&A Rule that clearly classifies the contractual arrangements between AmazGame and Gamease as a kind of transaction falling under the New M&A Rule. No other Governmental Authorizations are required for this offering.

This opinion relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Commerce & Finance Law Offices Commerce & Finance Law Offices

Schedule I.

1.	Power of Attorney dated August 20, 2008 issued by Wang Tao

2.	Power of Attorney dated August 20, 2008 issued by Wang Yaobin

3.	Amended and Restated Loan Agreement between AmazGame and Wang Tao dated August 20, 2008

4.	Loan Agreement between AmazGame and Wang Yaobin dated August 20, 2008

5.	Amended and Restated Equity Interest Purchase Right Agreement among AmazGame, Gamease and Wang Tao dated August 20, 2008

6.	Equity Interest Purchase Right Agreement among AmazGame, Gamease and Wang Yaobin dated August 20, 2008

7.	Amended and Restated Equity Pledge Agreement between AmazGame and Wang Tao dated August 20, 2008

8.	Equity Pledge Agreement between AmazGame and Wang Yaobin dated August 20, 2008

9.	Business Operation Agreement between among AmazGame, Gamease and the shareholders of Gamease dated August 20, 2008

10.	Technology Support and Utilization Agreement between AmazGame and Gamease dated August 20, 2008

11.	Service and Maintenance Agreement between AmazGame and Gamease dated December 1, 2007

Schedule II.

1.	Asset Transfer Agreement between Sohu New Era Information Technology Co., Ltd. (“Sohu New Era”) and AmazGame dated November 23, 2007

2.	Asset Transfer Agreement between Sohu New Era and Gamease dated November 23, 2007

3.	Technology Transfer Agreement between Fire Fox, or Beijing Fire Fox, and Gamease dated November 10, 2007

4.	Trademark Assignment Agreement between Fire Fox and Gamease dated November 28, 2007

5.	Services Transfer Agreement Sohu New Era and Gamease

Schedule III

1.	Lease Contract between AmazGame and Beijing Jingyan Hotel Co., Ltd. dated October 16, 2007

2.	Lease Contract between AmazGame and Beijing Chongxin Modern Communication Factory dated August 22, 2008

3.	Lease Contract between Gamease and Beijing Chongxin Modern Communication Factory dated August 6, 2008

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